Exhibit 99.4

Project Harbor

Leadership Talking Points

Feb. 22, 2022

Confidential and Internal

The talking points below are intended to guide conversations with your team. There will likely be a lot of questions, but until the transaction closes, we may not be able to answer many of them. We will be as transparent as we can be and will do our best to address questions as and when we are able to.

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We are very pleased to announce that HMH has entered into a definitive merger agreement with certain affiliates of Veritas Capital, a leading private investment firm, to acquire HMH and bring the company private.

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HMH has achieved much success in our transformation to a learning technology company, and there is more work to be done—we are at an important inflection point and ready to embark upon the next phase of growth.

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This is an investment in the continued and ultimate long-term success of HMH. As a private company, we will have significant flexibility to continue to invest in, expand and enhance our digital first, connected strategy, for the benefit of our team, our customers, and our other stakeholders.

•	None of this would have been possible without the support of every single HMH employee, and we are all grateful for your hard work and commitment.

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Veritas Capital has experience partnering with purpose driven technology companies and the education industry and will help HMH accelerate our growth and continue building upon the momentum we are seeing across our business.

•	We anticipate the transaction will close in the second quarter of this year.

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Jack and other members of HMH’s leadership team spent a significant amount of time with Veritas and feel confident in this partnership. They believe in HMH, our strategy and our team, and will help us accelerate our growth and deepen our positive impact on teachers and students.

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It is business-as-usual through the close of the transaction and stay focused on supporting the teachers we serve. Once we are under Veritas’ ownership, we will continue to operate independently and do not anticipate changes to roles or responsibilities.

•	Jack and the executive team remain committed to the teachers and students we serve and executing our digital first, connected strategy. There are no changes to our executive team at this time.

•	As we continue to grow and evolve as an organization, we remain committed to making HMH a great place to work, and using Our Stand as our north star.

•	Employee benefits, paycheck cycles, annual bonus payouts, performance conversations and merit increases will all continue as planned.

•	Media or external inquiries can be referred to HMH’s newsroom or directed to Bianca Olson, SVP of Corporate Affairs.

Important Information

The tender offer for the outstanding shares of HMH common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of HMH common stock. The solicitation and offer to buy shares of HMH common stock will only be made pursuant to the tender offer materials that Veritas intends to file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Veritas will file a tender offer statement on Schedule TO with the SEC, and HMH will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. HMH’s STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to HMH’s stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting HMH’s Investor Relations either by telephone at 410-215-1405 or e-mail at Chris.Symanoskie@hmhco.com or on HMH’s website at www.hmhco.com.

Forward-Looking Statements

This communication includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. HMH cannot assure investors that future developments affecting HMH will be those that it has anticipated. Actual results may differ materially from these expectations due to, among other things: (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for HMH will be made; (iv) uncertainty surrounding how many of HMH’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility of business disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (ix) and other risks and uncertainties including those identified under the heading “Risk Factors” in HMH’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the SEC and available at www.sec.gov, and other filings that HMH may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of HMH’s assumptions prove incorrect, actual results may vary in material respects from those projected or anticipated in these forward-looking statements.

Any forward-looking statement made by HMH in this communication speaks only as of the date hereof. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for HMH to predict all of them. HMH does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.